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                                                                   EXHIBIT 10(d)


                          JACOBSON STORES INC., et al.

                     SEVERANCE PAY AND RETENTION BONUS PLAN
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I.    INTRODUCTION

      Jacobson Stores Inc., et al., debtors and debtors in possession (the "Company") hereby establishes the Company Severance Pay and Retention Bonus Plan (the "Plan") to provide severance benefits and retention bonuses to certain Employees of the Company who remain in the employ of the Company and continue to provide substantial services to the Company (collectively, the "Key Employees"). The benefits under the Plan are intended to provide an incentive for the Key Employees to remain with the Company and to help alleviate financial hardships which may be experienced by certain Employees whose employment is terminated. Nothing in the Plan will be construed to give any Employee the right to continue in the employment of the Company. The Plan is not intended to be an "employee pension benefit plan" or "pension plan" as those terms are defined in section 3(2) of ERISA. Rather, the Plan is intended to constitute a severance pay plan under ERISA and a bonus plan. This Plan supersedes any and all prior plans and agreements concerning severance and retention benefits.

II.   DEFINITIONS(1)

      1. "BASE SALARY" means the base salary (exclusive of bonuses or any other extraordinary renumeration) earned by the Employee on a weekly, monthly or annual basis (as applicable) for service with the Company, including any base salary the payment of which is deferred pursuant to a salary reduction or deferral agreement, plan or arrangement (including an arrangement described in section 401(k) or 125 of the Code).

      2. "BOARD" means the Board of Directors of the Company or its delegate. References in the Plan and the Appendices to the "Board" shall mean the Board or the person or committee to whom the Board has delegated its authority under the Plan.

      3. "CAUSE" means (i) the Employee's continued failure either to (1) devote substantially all of his or her business time to his or her employment duties (except because of Employee's illness or Disability) or (2) make a good faith effort to perform Employee's employment duties; (ii) any other willful act or omission which Employee knew, or had reason to know, would materially injure the Company; or (iii) Employee's conviction of a felony involving dishonesty or fraud.

      4. "CHANGE OF CONTROL" means (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly, by the share owners of


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(1) With regard to the members of the Executive Committee, to the extent the following terms are otherwise defined in the Severance Compensation Agreement, such terms shall have the meanings ascribed thereto in the Severance Compensation Agreement.


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            the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly (through a plan of reorganization or otherwise), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (ii) the share owners of the Company approve (or, if share owner approval is not required, the consummation of ) a merger or consolidation of the Company with any other company, other than (1) merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined in (i) above) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iii) the share owners of the Company approve (or, if share owner approval is not required, the consummation of) a plan of liquidation of the Company or a sale or disposition by the Company of all or substantially all of the Company's assets.

            5. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            6. "CODE" means the Internal Revenue Code of 1986, as amended.

            7. "COMPANY" means the Jacobson Stores Inc., et. al.

            8. "COMPARABLE EMPLOYMENT" means, upon a Change of Control, employment with a Successor Company in a position (i) with Base Salary not less than the Employee's Base Salary in effect immediately before the Change of Control, (ii) with a title and/or responsibilities similar to that in effect immediately before the Change of Control, (iii) with employment benefits similar to those benefits received by employees in positions comparable to the position offered to the Employee by the Successor Company, and (iv) in which the Employee is not required to relocate or required to move his or her principal business location more than 30 miles from that which was the case immediately preceding the Change of Control.

            9. "DISABILITY" means (i) if the Employee is covered by a Company-provided disability insurance policy, the definition of disability contained in, and entitling the Employee to benefits under, that policy, or (ii) if the Employee is not covered by such a policy, the Employee's inability to perform fully the duties and responsibilities of the Employee's employment with the Company by reason of illness, injury or incapacity for a period of 26 consecutive weeks, with or without reasonable accommodation.


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            10. "EFFECTIVE DATE" of the Plan means March 26, 2002. --

            11. "EMPLOYEE" means any regular full-time employee of the Company, excluding any employee who is (1) covered by a collective bargaining agreement (unless the bargaining agreement provides for participation in the Plan); or (2) regularly scheduled to work less than 30 hours per week. For purposes of this Plan, the term "Employee" also will not include any individual who is (1) a casual or temporary employee (i.e. hired for a specific job of limited duration); or (2) characterized as an independent contractor by the Company (no matter how such individual is characterized by the Internal Revenue Service, other government agency or a court). In addition, any change of characterization of an individual's status will take effect on the actual date of such change without regard to any retroactive recharacterization.

            12. "EMPLOYMENT COMMENCEMENT DATE" means the first day on which an individual becomes an Employee. If an Employee terminates employment with the Company and is later rehired by the Company, then the Employee's Employment Commencement Date means the day on which the individual again becomes an Employee after such rehire.

            13. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            14. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended

            15. "EXECUTIVE COMMITTEE" means Carol Williams, Paul Gilbert and James Rodefeld.

            16. "INVOLUNTARY TERMINATION" means a termination from employment with the Company that is initiated by the Company for reasons other than Cause, death or Disability on or after the Effective Date of the Plan.

            17. "PLAN" means this Severance Pay and Retention Bonus Plan, dated as of March 26 2002.

            18. "PLAN ADMINISTRATOR" means James Delaney, Vice President of Human Resources at the Company or such other entity or person who is appointed by the Board to administer the Plan.

            19. "VOLUNTARY RESIGNATION" means a voluntary, permanent separation from employment, initiated by the Employee.

            20. "SUCCESSOR COMPANY" means upon a Change of Control, a successor to the Company as a result of the acquisition of securities, a merger, liquidation, reorganization, consolidation or sale of assets of the Company, or otherwise a successor to the Company as a result of the Change of Control.


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            21. "YEARS OF SERVICE" shall mean an Employee's total completed years of service with the Company (including completed years of service with predecessor companies of affiliates) commencing on the Employee's Employment Commencement Date and ending on the date the Employee's employment with the Company terminates.

III.  SEVERANCE BENEFITS

            A. A Key Employee shall be entitled to receive severance benefits under the Plan if (i) the Key Employee's employment is terminated by the Company on account of an Involuntary Termination and (ii) the Key Employee executes and does not revoke a written release (as described below) upon such Involuntary Termination. Notwithstanding the foregoing, if a Change of Control occurs, a Key Employee shall not be entitled to receive severance benefits under the Plan if either (i) the Successor Company offers the Key Employee Comparable Employment or (ii) the Key Employee accepts the Successor Company's offer of employment (without regard to the terms of the offer). A Key Employee who meets the requirements of this paragraph (A) and who is identified by the Company as a severance recipient (each a "Severance Recipient") shall receive severance benefits as described in paragraph (B) below.

            B. The severance benefits for Severance Recipients, other than members of the Executive Committee shall equal: (i) for Officers, one (1) week Base Salary for every year of service, with a minimum of four (4) weeks and a maximum of twenty-six
                  (26) weeks; and (ii) for all other Severance Recipients (other than members of the Executive Committee), one (1) week Base Salary for every year of service, with a minimum of four (4) weeks and a maximum of twelve (12) weeks. Excluding the Executive Committee, there are 118 Severance Recipients.

            C. Members of the Executive Committee shall receive severance benefits in accordance with the provisions of their executed severance compensation agreements with the Debtors, which agreements will supercede any entitlements to severance or termination benefits under their respective pre-petition employment agreements.

            D. Key Employees who receive severance benefits under this Plan shall not be entitled to receive severance benefits under any other severance plan, arrangement or agreement of the Company, and this Plan supersedes and replaces any other severance plans, arrangement and agreements for Employees.


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            E.    The release described in paragraph (A) shall be in a form
                  prescribed by the Company and shall release the Company and all related parties of any and all claims against the Company and all related parties with respect to all matters arising out of the Key Employee's employment with the Company and related entities (other than any entitlements under the terms of this Plan or under any other plans or programs of the Company in which the Key Employee participated and accrued a benefit) or the termination thereof, including, but not limited to, any claims or entitlements arising under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101, et seq.

            F. This Plan and the provisions of benefits hereunder shall not give Key Employees a right to continued employment with the Company or any rights to continued accrual of retirement plan or other benefits, nor shall the Key Employees accrue vacation days, paid holidays, or any other benefits normally associated with employment for any part of the period during or in respect of which severance benefits are payable. All Key Employees shall remain subject to discharge to the same extent as if this Plan had never been implemented.

            G. Severance benefits will not be provided under the Plan for any Key Employee (other than members of the Executive Committee) whose employment is terminated due to (1) Voluntary Resignation (with or without notice); (2) death; (3) the expiration of a leave of absence; (4) Disability; (5) a Change of Control where the Key Employee has been offered Comparable Employment with the Successor Company; or (6) a Change of Control where the Key Employee accepts employment with the Successor Company (regardless of the terms of such employment). In addition, benefits will not be provided under the Plan for any Key Employee whose employment is terminated for Cause.

IV.   RETENTION BONUS

            A. Each Key Employee identified by the Company as a retention recipient (each a "Retention Recipient") shall be entitled to a retention bonus in the amount set forth on Appendix A, identified as a percentage of Base Salary, if the Key Employee is employed by the Company on the date such bonus is earned in accordance with the following schedule(2):


            Date Earned             % of Bonus        Date Payable

            June 1, 2002            20%               August 15, 2002



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(2) The schedule will apply to all Retention Recipients other than High
Production Sales Professionals, who will be entitled to retention bonuses of $8,000 each, payable in quarterly installments ($2,000), so long as the Company is operating and so long as such Key Employee is still employed by the Company on the date such bonus is earned.


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            September 1, 2002       30%               10 days after
                                                      Confirmation(3)

            Going Concern Sale(4)   50%               Closing of Going
                                                      Concern Sale

      B. A Retention Recipient shall be entitled to a pro rata portion of the next installment of his/her retention bonus provided for in paragraph (A) above if they are terminated by the Company, without Cause, after June 1, 2002 but prior to the September 1, 2002.

      C. In addition to the retention bonuses provided for in paragraph (A) above, the Company may, in its sole discretion, pay to any Employee a bonus in such amounts as the Company deems appropriate ("Discretionary Bonus"); provided however, the aggregate amount of such Discretionary Bonuses shall not exceed $625,000 (the "Discretionary Pool"); provided however, members of the Executive Committee shall not receive Discretionary Bonuses from the Discretionary Pool. The Company will utilize a portion of the Discretionary Pool in order to provide Retention Recipients who are Buyers or Store Managers the opportunity to earn up to 10% of their Base Salaries in the form of Discretionary Bonuses provided that certain performance targets (which targets shall be agreed to by and between the Company and the Official Committee of Unsecured Creditors) are met.

      D. Key Employees who receive retention bonuses and/or Discretionary Bonuses under this Plan shall not be entitled to receive retention bonuses under any other retention bonus plan or program maintained by the Company, and this Plan supersedes and replaces any other retention bonus arrangements for such Key Employees.

      E. The entitlement or receipt of a retention bonus and/or a Discretionary Bonus as provided for herein shall in no way effect an Key Employee's entitlement to receive compensation in accordance with the Company's ordinary course, pre-petition incentive pay programs.


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(3) Confirmation shall mean the date on which the Bankruptcy Court enters an order confirming a plan of reorganization or liquidation. Provided however, that in order for the Employee to receive such bonus, he or she be employed by the Company on the payment date, unless previously terminated by the Company without Cause.

(4) The last fifty percent (50%) of the of the retention bonus shall be earned by those Key Employees who are in the Debtor's employ on the date that the Bankruptcy Court enters an Order either (i) approving the sale of substantially all of the Debtors' assets as a going concern business ("Going Concern Sale"), with such amounts being payable to such Key Employees who are entitled thereto within ten (10) days after the Closing Date of such Going Concern Sale, or (ii) confirming a plan of reorganization (which plan shall not provide for the liquidation of all or substantially all of the Debtors' assets other than as a going concern) with such amounts being payable to such Key Employees who are entitled thereto within ten (10) days after the entry of the confirmation order.


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V.    PAYMENT OF BENEFITS

      A. Severance benefits will be paid, at the Company's option, either (i) in a lump sum within 10 days of termination, or (ii) on a bi-weekly basis from available cash flow, commencing with the first payroll after such Severance Recipient is terminated and continuing until such Severance Recipient's severance entitlement is paid in full; provided however, in the event that the Company has insufficient cash flow to pay such severance benefits or a portion thereof as provided for herein, then such unpaid severance benefits shall be entitled to administrative expense status pursuant to Section 503 of the Bankruptcy Code.

      B. All payments made under the Plan shall be subject to withholding of applicable federal, state and local taxes.

      C. Payments to a terminated Key Employee will cease upon the Company's determination that the Key Employee was terminated for Cause, regardless of whether this determination occurs before or after the Key Employee's termination date.

VI.   AMENDMENT AND TERMINATION OF THE PLAN

The Board reserves the right to amend, suspend or terminate the Plan in whole or in part, at any time and for any reason, by a written formal action. Any amendment to, or termination of, the Plan may discontinue any further payments to a terminated Key Employee, unless the Key Employee has signed a release of claims against the Company. However, no amendment, suspension, or termination of the Plan will give the Company the right to recover any amounts already paid to a terminated Key Employee before the date of such amendment.

VII.  RECORDS, REPORTS AND DISCLOSURE

The Plan Administrator will keep a copy of all individual and group records relating to Employees and former Employees and all other records necessary for the proper operation of the Plan. Such records shall be made available to each Key Employee for examination during regular business hour, except that an Key Employee may examine only such records as pertain exclusively to the examining Key Employee and to the Plan. The Plan Administrator will prepare and will file and/or distribute as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder, including all forms relating to withholding of income or wage taxes, social security taxes, and other amounts which may be similarly reportable.


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VIII. MISCELLANEOUS INFORMATION

      A. Nonalienation of Benefits. None of the payments, benefits or rights of any Key Employee will be subject to any claim of any creditor of the Key Employee and, in particular, to the fullest extent permitted by law, all such payment, benefits and rights will be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Key Employee. No Key Employee will have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan.

      B. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits will be construed as giving any Key Employee, or any person whosoever, the right to be retained in the service of the Company, and all Key Employees remain subject to discharge to the same extent as if the Plan had never been adopted.

      C. Severability of Provisions. If any provision of this Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan will be construed and enforced as if such provisions had not been included.

      D. Heirs, Assigns, and Personal Representative. This Plan will be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Key Employee; provided, however, that no successor to the Company will be considered a Plan sponsor, and termination of employment by a Successor Company will not entitle Key Employees to benefits under this Plan, unless that successor expressly adopts this Plan.

      E. Headings and Captions. The headings and captions in this Plan are provided for reference and convenience only, will not be considered part of the Plan, and will not be employed in the construction of the Plan.

      F. Unfunded Plan. Benefits under this Plan will not be prefunded, but will be payable by the Company as and when due as provided herein.

      G. Payments to Incompetent Persons, Beneficiaries, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor will be deemed paid when paid to such person's guardian or to the party providing for the care of such person. Any benefits due to a deceased Key Employee will be paid to the Key Employee's estate. In either event, any such payment will fully discharge


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            the Company and the Plan Administrator and all other parties with respect thereto.

      H. Lost Payees. A benefit will be deemed forfeited if the Plan Administrator is unable to locate a Key Employee to whom a benefit is due. Such benefit will be reinstated if application is made by the Key Employee for the forfeited benefit while this Plan is in operation.

      I. Controlling Law. This Plan will be construed and enforced according to the laws of the State of Michigan, without regard to any conflict of laws provisions, to the extent not superseded by federal law.



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                                   APPENDIX A


Position                      Retention Bonus Amount        No. of Participants
--------                      ----------------------        -------------------
Executive Committee           One (1) year Base Salary                   3
Officers                      40% of Base Salary                        21
Buyers                        15% of Base Salary                        38
Exempt Professionals          20% of Base Salary                        35
Key Support                   15% of Base Salary                        11
Store Management              20% of Base Salary                        18
High Production Sales         $8,000                                    59




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